For immediate release

HighPoint Resources Announces the Appointment of Lori A. Lancaster
to its Board of Directors

DENVER - December 6, 2018 - HighPoint Resources Corporation (“HighPoint” or the “Company”) (NYSE: HPR) today announced that its Board of Directors has appointed Lori A. Lancaster as a director of the Company, effective December 4, 2018. She will serve as an independent director and as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Ms. Lancaster has extensive experience in the oil and gas sector and is a former Managing Director of the Global Energy Group at UBS Securities. Prior to UBS she was a Managing Director in the Global Natural Resources groups at Goldman, Sachs & Co. and Nomura Securities. During her 18-year tenure in investment banking, she led or was a key member of the execution team on more than $60 billion of announced energy M&A deals and led the structuring and execution of numerous capital market transactions. She also previously served as an independent director on Energen Corporation’s Board of Directors.

Jim Mogg, Chairman of the Board, commented, "On behalf of the Board, we would like to welcome Lori to HighPoint. We are pleased to have an individual with Lori’s extensive oil and gas background joining HighPoint and are confident that her experience will enhance the strategic viewpoint of the Board as we continue to execute our growth strategy."

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website www.hpres.com.

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

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